Exhibit 99.1

JUNE 4, 2015 ANNUAL MEETING MOVING TO NEW LOCATION
Meeting to be Adjourned and Reconvened at 11:00 A.M. at
Offices of
Brown Rudnick LLP
Seven Times Square, 47th Floor
New York, NY 10036

BUFFALO GROVE, IL - June 2, 2015 - Essex Rental Corp. (Nasdaq: ESSX) ("Essex" or the "Company") today announced that, due to the expected large turnout, the location of the 2015 Annual Meeting of Stockholders scheduled for June 4, 2015 will be moving to the offices of Essex's outside legal counsel, Brown Rudnick LLP, at Seven Times Square, 47th Floor, New York, New York. The Annual Meeting will reconvene at the new location at 11:00 A.M. on Thursday, June 4, 2015.

To facilitate the change of venue in accordance with applicable law, the Annual Meeting will be called to order at the offices of Hyde Park Holdings, LLC, 500 Fifth Avenue, 50th Floor, New York, New York 10110 on Thursday, June 4, 2015, at 10:00 A.M., as originally scheduled, and immediately adjourned. The Annual Meeting will be reconvened at 11:00 A.M. on the same day, Thursday, June 4, 2015, at the offices of Brown Rudnick LLP, Seven Times Square, 47th Floor, New York, New York, 10036. Stockholders wishing to attend the Annual Meeting should arrive at the offices of Brown Rudnick LLP early enough to clear security and sign in to the Annual Meeting prior to the meeting reconvening at 11:00 A.M. The Company is announcing its intention to adjourn and reconvene the Annual Meeting now in order to allow stockholders sufficient time to plan accordingly for the new meeting location.

Essex's Annual Meeting

In addition to attending the Annual Meeting and voting in person, stockholders may exercise their rights as stockholders to vote for nominees for director at the Annual Meeting, by signing, dating and returning the WHITE proxy card included with the Company's proxy statement mailed to stockholders on or about April 30, 2015. No other proxy cards will be accepted or counted in the director election, including the gold proxy card solicited by two of our dissident stockholders, as the dissident stockholders will not be permitted to make nominations at the Annual Meeting for failure to comply with the Company's advance notice bylaw provisions.

The Company's Proxy Statement and our 2014 Annual Report on Form 10-K to Stockholders are available at:
http://www.viewproxy.com/essexrental/2015

Exhibit 99.1

About Essex Rental Corp.

Essex, through its subsidiaries, is one of North America's largest providers of rental and distribution for mobile cranes (including lattice-boom crawler cranes, truck cranes and rough terrain cranes), self-erecting cranes, stationary tower cranes, elevators and hoists, and other lifting equipment used in a wide array of construction projects. In addition, the Company provides product support including installation, maintenance, repair, and parts and services for equipment provided and other equipment used by its construction industry customers. With a large fleet, consisting primarily of cranes, as well as other construction equipment and unparalleled customer service and support, Essex supplies a wide variety of innovative lifting solutions for construction projects related to power generation, petro-chemical, refineries, water treatment and purification, bridges, highways, hospitals, shipbuilding, offshore oil fabrication and industrial plants, and commercial and residential construction.

CONTACT:
Essex Rental Corp.
Kory Glen
Chief Financial Officer
(847) 215-6522 / kglen@essexrental.com
OR
Patrick Merola
Manager of Investor Relations
(847) 215-6514 / pmerola@essexrental.com